Exhibit 10.3

January 7, 2014

Dr. Allan L. Goldstein

P.O. Box 29

Reedville, VA 22539

Re:	Third Amendment to Temporary Employment Terms and to Amended and Restated Change in Control Agreement

Dear Allan:

This letter agreement (the “Amendment”) amends certain of the terms and conditions relating to your employment with RegeneRx Biopharmaceuticals, Inc. (“Company”) that were set forth in that Temporary Employment Terms Letter Agreement dated July 2, 2012, executed by you and the Company, as amended by the First and Second Amendments to Temporary Employment Terms effective January 1, 2013 and July 1, 2013, respectively (collectively, the “Employment Agreement”) and amends certain terms of the Amended and Restated Change in Control Agreement between you and RegeneRx Biopharmaceuticals, Inc. dated July 2, 2012, as amended (the “CIC Agreement”). As provided at the end of this letter, you may accept this Amendment by signing and returning to us a counterpart copy of this letter, which signature and return will result in this Amendment being binding between the Company and you as to the matters set forth herein, as of January 1, 2014 (the “Effective Date”).

The Employment Agreement and the CIC Agreement shall be amended by replacing the date of “December 31, 2013” throughout the Employment Agreement and the CIC Agreement with “June 30, 2014.” Except as herein modified or amended, no other term or provision of the Employment Agreement or the CIC Agreement is amended or modified in any respect. Nothing in this Amendment is intended to alter the at-will nature of your employment with the Company.

This Amendment, together with your Employment Agreement and its exhibits (as expressly modified herein) and the CIC Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between the Company and you with regard to matters set forth herein, and supersede and replace any other agreements (whether written or unwritten) you may have with the Company with regard to matters set forth herein. This Amendment will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Amendment is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Amendment and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Amendment may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

RegeneRx Biopharmaceuticals, Inc. • 15245 Shady Grove Road, Suite 470, Rockville, MD 20850

PHONE 301.208.9191 • FAX 301.208.9194 • WEB www.regenerx.com

To indicate your understanding and acceptance of this Amendment, please sign and date below, and return this Amendment to me. You may retain the enclosed additional copy of this Amendment for your files.

Sincerely,

RegeneRx Biopharmaceuticals, Inc.

By: J.J. Finkelstein

J.J. Finkelstein

President and Chief Executive Officer

Agreed to and Accepted:

/s/Allan L. Goldstein

Allan L. Goldstein

January 7, 2014

Date

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